Exhibit 99.1

Non-GAAP Disclaimer

Certain financial data included in this exhibit consists of non-GAAP financial measures. These non-GAAP financial measures may not be comparable to similarly titled measures presented by other entities, nor should they be construed as an alternative to other financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Although American National Group Inc. believes these non-GAAP financial measures provide useful information to users in measuring the financial performance and condition of its business, users are cautioned not to place undue reliance on any non-GAAP financial measures included in this exhibit. A reconciliation of the non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure is available in this exhibit.

Reserve Profile

(1) Q1 2025 statutory reserve split include results from the affiliates of ANAT and AEL.

Investment Portfolio Overview

(1) Excludes residual tranche securities that are not rated with a carrying value of $116 million and $24 million of investments in variable interest entities not directly held by ANGI.

Commercial Mortgage Loan

(1) Excludes ~$194mm in mortgages held in SPVs and not directly held by ANGI.

Adjusted Common Stockholder’s Equity(1) Reconciliation

	2022	2023	2024	Q1 2025
Total Equity	$3,755	$5,899	$10,028	$10,045
Non-controlling interests	(74)	(107)	(78)	(83)
Equity available to preferred stockholders	0	0	(685)	(588)
AOCI	448	109	(340)	(670)
Accumulated impact of mark-to-market on derivatives / insurance contracts	(30)	(2)	435	980
Total adjusted common stockholders’ equity	$4,099	$5,899	$9,360	$9,684

(1) Total adjusted common stockholder's equity is a non-GAAP financial measure based on common stockholders' equity excluding the impact of Accumulated other comprehensive income (“AOCI”) and the accumulated after tax impact of certain adjustments related to mark-to-market gains and losses on derivatives and insurance contracts. These adjustments primarily include certain insurance reserve gains and losses, including gains and losses related to asset and liability matching strategies, non-operating adjustments related to changes in cash flow assumptions for future policy benefits, and changes in market risk benefits. We believe our presentation of this non-GAAP metric is useful to investors because it supplements investors' understanding of our operating performance by providing information regarding our ongoing performance that excludes items we believe do not directly affect our core operations. Our presentation of this non-GAAP metric provides investors enhanced comparability of our ongoing performance across years.

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